Exhibit 19.1

INSIDER TRADING POLICY

PURPOSE:

In the normal course of business of Boot Barn Holdings, Inc. (the “Company”), employees, officers, and directors of the Company and its subsidiaries (each an “Associated Person”), may come into possession of significant, sensitive information. The purpose of this policy is to alert you to your legal responsibilities in this area and to make clear that the misuse of sensitive information is contrary to Company policy.

Federal and State securities laws prohibit trading in securities while in possession of material, non- public information regarding the issuer of such securities. Passing on that information to others who then trade in those securities is also prohibited. Violations of these laws may result in criminal and civil penalties, including repayment of up to three times the profits gained or loss avoided. The Securities and Exchange Commission (the “SEC”) may also seek monetary penalties against employers for failing to take appropriate steps to prevent insider trading by their employees. In addition, such violations impair investor confidence in the issuer and damage its reputation and business relationships.

The Company’s Board of Directors has adopted the following policy to promote compliance with federal and state securities laws, to help Company personnel avoid the severe consequences associated with violations of the insider trading laws and to preserve the Company’s reputation in the investment and business communities. The following policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). In addition to any civil or criminal penalties that may be imposed on officers and employees as a result of insider trading, violations of this policy will result in disciplinary action up to and including termination of employment or other association with the Company.

POLICY:

It is the Company’s policy that no Associated Person, or members of their immediate families who share the same household as the Associated Person (each such individual referred to herein as a “Covered Person”), who has material, non-public information relating to the Company may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others (whether orally or in writing, including electronically), that information. In addition, such individuals who have material, non-public information about any other company with which the Company does business may not buy or sell the securities of those companies or engage in any other action to take advantage of, or pass on to others (whether orally or in writing, including electronically), that information.

The Policy Against Insider Trading applies to all Covered Persons, regardless of rank or title.

PROCEDURE:

1.	MATERIAL INFORMATION: “Material” information is information relating to a company, its business operations or securities, which, if publicly disseminated, would likely affect the market price of

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its securities or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Either positive or negative information may be material.

It is important to keep in mind that material information need not be definitive information; information that something is likely to happen, or simply that it may happen, can be considered material. For example, if you learned that the Company was in merger negotiations, even though the deal had not yet been agreed to, you would probably be in possession of material information. Keep in mind also that the SEC and courts in certain jurisdictions take the view that the mere fact that you are aware of the information is enough to bar you from trading; it is no excuse that your reasons for trading were not based on that information.

While it is impossible to list all types of information that might be deemed material, information dealing with the following topics is often considered material:

●	projections of future earnings or losses or unannounced earnings or losses;
●	changes in current distribution policies, the declaration of a share split or the offering of additional securities;
●	significant new projects or contracts;
●	business strategies;
●	a pending or proposed merger, acquisition or similar transaction;
●	sales of substantial assets;
●	the expansion or curtailment of operations, including gain or loss of business;
●	significant write-downs of assets or additions to reserves for bad debts or contingent liabilities;
●	liquidity problems or the decision to borrow money;
●	any significant shifts in financial circumstances;
●	the possibility of a recapitalization or other reorganization;
●	changes in key members of corporate management; and
●	significant litigation or investigations by government bodies.

Whenever you are in doubt as to the materiality of information known to you, please consult the Company’s Chief Financial Officer.

2.	NON-PUBLIC INFORMATION: Information is non-public if it has not been disclosed generally to the investing public. Information is “public” only after it is released by the Company through normal media outlets or filed with the SEC or an exchange or market upon which the Company’s shares are listed and there is adequate time (generally 48 hours) for it to be circulated and absorbed by investors and the marketplace. You must not buy or sell securities of the Company (or any other company about which you

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obtain material information during the course of your employment or association with the Company) until at least 48 hours after public disclosure of the material information has been made. If you are not certain whether you have material, non-public information, do not make any trades until after you have consulted with the Company’s Chief Financial Officer.

3.	ADDITIONAL PROHIBITED TRANSACTIONS: The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that Covered Persons may not engage in any of the following additional transactions:

A.	SHORT-TERM TRADING: A Covered Person’s short-term trading of Company securities may be distracting to the Covered Person and may unduly focus the Covered Person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase and any Covered Person who sells Company securities in the open market may not purchase any Company securities of the same class during the six months following the sale.

B.	SHORT SALES: Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited.

C.	TRADING ON MARGIN: Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

D.	REPORTING AND “SHORT-SWING” PROFITS: Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors and executive officers of a company that has a class of securities registered pursuant to Section 12 of the Exchange Act to file forms reporting their transactions in such company’s securities. Section 16 also requires that these directors and officers return to such company any and all profits they realized from certain sales and purchases of such company’s securities made within any six-month period. Each director and executive officer of the Company shall comply with the filing requirements of Section 16(a) of the Exchange Act and, if applicable, with Rule 144 promulgated under the Securities Act of 1933, as amended. Directors and executive officers should be aware that each time a director or executive officer trades in the Company’s common shares (or other securities) a Form 4 reporting such trade must be filed with the SEC within two business days following the trade date.

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4.	TRADING PROCEDURES:
●	No Covered Person may purchase or sell Company securities while in possession of material, non-public information.
●	No Covered Person may purchase or sell Company securities during a Blackout Period (defined below).
●	Certain individuals (described below) will be required to obtain the approval of the Company’s Chief Financial Officer prior to effecting any transactions in Company securities at any time.

(a)	These restrictions on trading do not apply to sales of Company securities made

(i) pursuant to an effective 10b5-1 Sales Plan (pre-set qualified arrangements with a broker which removes the investment decision from the Covered Person) or (ii) by a Participant (as such term is defined in the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”)) in order to pay all or a portion of the taxes then due upon the full or partial vesting of an Award (as defined in the Plan) under the Plan or any other Company equity incentive plan, provided that such Participant affirmatively elects to make the payment in such manner on a date that is no less than 60 days prior to the applicable vesting date of such Award. 10b-5 Sales Plans may only be entered into, and such elections under the Plan may only be made, at a time when you are not in possession of material, non-public information about the Company and are otherwise able to trade in Company securities.

A.BLACKOUT PERIODS: Blackout Periods begin 28 days prior to the end of a quarter and will generally end at the close of business on the second day following the quarterly earnings release. As a general rule, no trading in Company securities will be approved during a Blackout Period. Unless the Company’s Chief Financial Officer extends a Blackout Period, you may purchase or sell Company securities on the third business day following a quarterly earnings release, provided you are not in possession of material, non-public information. In addition, the Company’s Chief Financial Officer may impose a Blackout Period at any other time during a year.

B.	APPROVAL EFFECTING TRANSACTIONS IN COMPANY SECURITIES: If you are a person whose transactions in Company securities must be pre-cleared and are contemplating a transaction, you should contact the Company’s Chief Financial Officer at least one business day in advance. This requirement does not apply to share option exercises but does cover market sales of shares acquired upon option exercises. The following individuals must obtain approval from the Company’s Chief Financial Officer prior to effecting any transaction in Company Securities.

●	All members of the Board of Directors;
●	All executive officers; and
●	All other Covered Persons who regularly become aware of material, non-public information (e.g., all persons reporting directly to the Company’s Chief Executive Officer).

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ACKNOWLEDGMENT OF RECEIPT AND REVIEW

I, , acknowledge that I have received and read a copy of the Boot Barn Holdings, Inc. Insider Trading Policy. I understand the contents of this policy and I agree to comply with the policies and procedures set forth.

I understand that I should approach the Vice President of Human Resources or the Chief Executive Officer if I have any questions about the Related Party Policy generally or any questions about reporting a suspected violation of this policy.

[SIGNATURE]

[PRINTED NAME]

[DATE]

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